SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2003

KEYNOTE SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-27241	94-3226488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Mariners Island Boulevard, San Mateo, CA	94404
(Address of principal executive offices)	(Zip Code)

(650) 403-2400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 7.	Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Exhibit Title

99.01	Press Release, dated July 22, 2003, issued by Keynote Systems, Inc.

Item 9.	Regulation FD Disclosure.

This disclosure is being furnished to report information pursuant to Item 12—Disclosure of Results of Operations and Financial Condition. On July 22, 2003, Keynote Systems, Inc. (the “Company”) issued a press release announcing its results for the third fiscal quarter ended June 30, 2003. A copy of the press release is attached as Exhibit 99.01 to this Current Report.

The press release includes information on free cash flow and on net loss excluding the amortization of intangible assets, stock-based compensation, severance, proxy contest costs, and in-process research and development charges. These measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Free cash flow is calculated by excluding capital expenditures from GAAP cash flows from operations. The Company has included a reconciliation of net loss excluding the amortization of intangible assets and stock-based compensation, severance, proxy contest costs and in-process research and development charges to GAAP net loss and of free cash flow to GAAP cash flow from operations in the attached press release. These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. Management believes that these measures are useful measures of performance. The Company reports net loss excluding the amortization of intangible assets and stock-based compensation, severance, proxy contest costs and in-process research and development charges to highlight the reduction of ongoing expenses and to provide its investors with an additional method for assessing the results of its operations. The Company also reports free cash flow to provide its investors with an alternative method for evaluating its operating performance and liquidity and reflects the resources available for the Company to invest in acquisitions or to repurchase stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYNOTE SYSTEMS, INC.

Date: July 22, 2003	By:	/s/ JOHN FLAVIO
John Flavio Senior Vice President of Finance and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Exhibit Title

99.01	Press Release, dated July 22, 2003, issued by Keynote Systems, Inc.